EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, May 23, 2005	(302) 857-3745

DOVER MOTORSPORTS, INC. SUBSIDIARY AGREES TO SELL

ASSETS OF GRAND PRIX OF LONG BEACH TO

AN AFFILIATE OF CHAMP CAR WORLD SERIES, LLC

Dover Motorsports, Inc. (NYSE Symbol: DVD) announced today that its wholly owned subsidiary, Grand Prix Association of Long Beach, Inc. (“Grand Prix”), has entered into an asset purchase agreement to sell its Grand Prix of Long Beach event to Aquarium Asset Management, LLC, an affiliate of Champ Car World Series, LLC. for $15 million. The agreement provides for the sale or assignment of certain assets and agreements integral to the event and certain real estate owned by Grand Prix in Long Beach, California. The agreement requires that the purchaser offer employment to all current full time employees of Grand Prix with salary and benefits comparable to those currently enjoyed. The only material condition to closing under the agreement is a required consent from the City of Long Beach.

Denis McGlynn, President and Chief Executive Officer of Dover Motorsports, said, “As we were negotiating with Champ Car and others for sanctioning rights to the 2006 and future years’ events, we realized that this event has greater value to third parties. In addition, we concluded that our organization would focus its attention exclusively on our fixed facility events. The new owners made a successful bid for our event and agreed to provide certain assurances to our Grand Prix employees. We fully expect that they and the City of Long Beach will have continued success with the event in the years to come and we wish them well.”

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four permanent motorsports tracks in three states and promote motorsports events under the auspices of the premier sanctioning bodies in Motorsports, including NASCAR, IRL AND NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee.